FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-274151-01

From: (NATIXIS NORTH AMERIC) At: 08/11/26 09:59:37 UTC-4:00
To:
Subject: D2NXS 2026-M1 - PUBLIC NEW ISSUE **STATUS**

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D2NXS 2026-M1 - PUBLIC NEW ISSUE **STATUS**
D2-Natixis Multifamily Mortgage Trust 2026-M1

$377.960MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Natixis Securities Americas LLC, Barclays Capital Inc., BMO Capital Markets Corp. and Wells Fargo Securities, LLC

Publicly Offered Certificates

Class	Expected Ratings (Moody's/Fitch/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	DY	LTV	IPTS	Status/Protected
A-2	Aaa(sf)/AAAsf/ AAA(sf)	[125.000]	30.000%	[4.34]	[55-54]	11.4%	49.2%	+95a	~1.10x/~1.40x*^
A-3	Aaa(sf)/AAAsf/ AAA(sf)	[187.640]	30.000%	[4.72]	[54-59]	11.4%	49.2%	+97a	~0.90x*^
A-S	Aa2(sf)/AA+sf/ AAA(sf)	24.000	24.625%	4.91	59-59	10.6%	53.0%	+140a	~1.05x/~1.10x^
B	AA-sf/NR/AA(high)(sf)	18.430	20.500%	4.91	59-59	10.1%	55.9%	+170a	~0.50x^
C	A-sf/NR/AA(high)(sf)	22.890	15.375%	4.91	59-59	9.5%	59.5%	+215a	~0.70x^

*Sizes, WAL’s and Windows are subject to change

^Tranche includes protection

ANTICIPATED PRICING: Week of August 10, 2026

ANTICIPATED SETTLEMENT: August 25, 2026

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, Natixis Securities Americas LLC, Barclays Capital Inc., BMO Capital Markets Corp., Wells Fargo Securities, LLC or any other underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.